Exhibit 99.1

Rezolute, Inc. Announces Closing of Underwritten Offering

NEW YORK—(BUSINESS WIRE)—April 25, 2025— Rezolute, Inc. (Nasdaq: RZLT) (“Rezolute” or the “Company”), a late-stage biopharmaceutical company committed to developing novel, transformative therapies for serious rare diseases, today announced the closing of its previously announced underwritten offering (the “Offering”) of an aggregate of 24,940,769 shares of its common stock at an offering price of $3.25 per share, which includes 4,153,846 shares of common stock pursuant to the exercise in full of the underwriters’ option to purchase additional shares of common stock and, to certain investors in lieu of common stock, pre-funded warrants to purchase up to 6,905,385 shares of common stock at an offering price of $3.2490 per pre-funded warrant, which represents the per share offering price for the common stock less the $0.001 per share exercise price for each pre-funded warrant.

Net proceeds from the Offering are expected to be approximately $96.9 million. The Company intends to use the net proceeds from the Offering for research and development, general corporate expenses and working capital needs.

The Offering included participation from new and existing investors, including Federated Hermes Kaufmann Funds, Blackstone Multi-Asset Investing, Great Point Partners, LLC, Marshall Wace, Woodline Partners LP, Nantahala Capital, Squadron Capital Management and select mutual funds.

Guggenheim Securities acted as the sole book-running manager for the Offering. BTIG, H.C. Wainwright & Co., and Jones acted as lead managers for the Offering. Craig-Hallum and Maxim Group LLC acted as co-managers for the Offering. WG Partners LLP acted as financial advisor for the Offering.

In addition to the Offering, certain existing investors have committed to purchase up to an additional $4.2 million shares of common stock in a private placement at the same offering price in a separate private placement (the “Private Placement”). The Private Placement is expected to close on or about May 7, 2025, subject to satisfaction of customary closing conditions.

A shelf registration statement on Form S-3 (File No. 333-275562) relating to the securities offered in the Offering was filed with the Securities and Exchange Commission (the “SEC”) and was declared effective on November 29, 2023. The Offering was made only by means of a prospectus supplement and accompanying prospectus that form a part of the registration statement. A final prospectus supplement and the accompanying prospectus relating to and describing the terms of the Offering was filed with the SEC and may be obtained on the SEC’s website at www.sec.gov. Copies of the final prospectus supplement and accompanying prospectus relating to the Offering, may be obtained by contacting: Guggenheim Securities, LLC, Attention: Equity Syndicate Department, 330 Madison Avenue, New York, New York 10017, by telephone at (212) 518-9544, or by email at GSEquityProspectusDelivery@guggenheimpartners.com.

This press release does not constitute an offer to sell, or a solicitation of an offer to buy these securities, nor shall there be any sale of, these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Rezolute, Inc.

Rezolute is a late-stage rare disease company focused on significantly improving outcomes for individuals with hypoglycemia caused by hyperinsulinism (“HI”). The Company’s antibody therapy, ersodetug, is designed to treat all forms of HI and has shown substantial benefit in clinical trials and real-world use for the treatment of congenital HI and tumor HI.

Forward-Looking Statements

Any statements in this press release about the Company’s future expectations, plans and prospects, including statements regarding the Private Placement and statements regarding the Company’s expectations on the use of proceeds from the Offering, constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Forward-looking statements include any statements about the Company’s strategy, future operations and future expectations and plans and prospects for the Company, and any other statements containing the words “anticipate,” “believe,” “estimate,” “expect,” “intend”, “goal,” “may”, “might,” “plan,” “predict,” “project,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” and similar expressions. Such forward-looking statements involve substantial risks and uncertainties that could cause the Company’s development programs, future results, performance or achievements to differ significantly from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, those related to market and other financial conditions, the completion of the Private Placement or the size or terms thereof, satisfaction of customary closing conditions related to the Private Placement and other factors discussed in the “Risk Factors” section contained in the final prospectus supplement that have been filed with the SEC and other reports that the Company has filed with the SEC. Any forward-looking statements represent the Company’s views only as of the date of this press release. The Company anticipates that subsequent events and developments will cause its views to change. While the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so except as required by law.

Contacts:

Rezolute, Inc.

Christen Baglaneas

cbaglaneas@rezolutebio.com

508-272-6717

Media

Sarah Lima

Sarah@GalvinPR.com

(774) 766-0200